Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NAVIENT LLC

This Amended and Restated Limited Liability Company Agreement of Navient LLC, a Delaware limited liability company (the “Company”), dated as of October 28, 2026 (as amended from time to time, this “Agreement”), is entered into by Navient Holdings, Inc., a Delaware corporation, as member of the Company (in its capacity as the sole member of the Company, the “Initial Member” and, together with any other person becoming a member of the Company, the “Members”).

WHEREAS, the Company was formed under the name “Relay Merger Sub LLC” as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the Company is currently governed by that certain Limited Liability Company Agreement of the Company, dated as of September 14, 2026 (the “Initial LLC Agreement”), executed by the Initial Member;

WHEREAS, the Initial Member is, and at all times has been, the sole Member of the Company;

WHEREAS, the Company is, and at all times prior hereto has been, treated as an entity disregarded as separate from the Initial Member for U.S. federal income tax purposes, and the Company and the Initial Member agree to consistently treat and report the Company as such for all accounting, financial, tax and other corporate and legal purposes, where applicable;

WHEREAS, on the date hereof, Navient Corporation, a Delaware corporation (“Pubco”), merged with and into the Company, with the Company surviving the merger (the “Merger”), pursuant to Section 18-209 of the Act and Sections 251(g) and 264 of the General Corporation Law of the State of Delaware (the “DGCL”) by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the “Certificate of Merger”);

WHEREAS, the Company was formed for the purpose of participating in the Merger, and prior to the Merger, did not own any assets and did not take any actions other than those necessary or advisable to effect the transactions contemplated by the Merger immediately prior to the contemplation of such transactions; and

WHEREAS, as of the effective time of the Merger, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, the Initial Member and Pubco, among other things, (i) all of the limited liability company interests in the Company issued and outstanding immediately prior to the Merger remained outstanding, (ii) the Initial Member continued as the sole member of the Company, and (iii) this Agreement became effective and amends and restates in its entirety the Initial LLC Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial LLC Agreement is hereby amended and restated in its entirety as follows:

1. Name. The name of the limited liability company is Navient LLC. The Company is to have a perpetual existence until it is dissolved, wound up and terminated in accordance with Section 17 of this Agreement.

2. Certificates. Laura-Jayne Urso, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects) and Edward Bramson, as an “authorized person” within the meaning of the Act, has executed, delivered and filed on behalf of the Company the Certificate of Merger with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified in all respects).

3. Authorized Limited Liability Company Interests. The Company shall be authorized to issue one hundred (100) units of limited liability company interest, all of which shall be of one class and shall be designated as “Common Units,” and all of which shall be issued to the Initial Member. Common Units shall for all purposes be personal property. The Common Units shall be uncertificated. The authorized number of Common Units may be increased or decreased (but not below the number of Common Units thereof then outstanding) by the affirmative vote of Members holding a majority of the voting power of the Common Units that pursuant to this Agreement are entitled to vote thereon.

4. Purpose. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

5. Registered Agent and Registered Office. The address of the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

6. Members; Member Meetings.

(a) Members. The Initial Member hereby continues as the sole Member of the Company. The name of each Member and the number of Common Units owned by such Member shall be set forth on Exhibit A hereto. The list of Members and the number of Common Units shall be adjusted from time to time by the Board as additional Units are issued, additional Members are admitted to the Company or Members cease to be members of the Company. Notwithstanding any other provision of this Agreement, including Section 15, from time to time the Board shall amend Exhibit A to reflect any changes in the number of Common Units owned by a Member, the admission of new Members or Members ceasing to be members of the Company, without the consent of any other person. As of the date of this Agreement, the Initial Member is the sole Member of the Company. Subject to Section 15, Members may act by written consent in lieu of a meeting.

7. Distributions.

(a) Distributions shall be made to the Members in accordance with this Section 7. For the avoidance of doubt, the stockholders of the Member, in their capacity as such, shall have no right to any distributions from the Company under this Agreement, as provided in this Section 7.

(b) Holders of Common Units shall be entitled to receive such dividends and distributions and other distributions in cash, Common Units or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

(c) Common Units shall be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Company, as such terms are used in this Section 7(c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets

8. Management.

(a) Board of Directors. The business and affairs of the Company shall be managed by or under the direction of its board of directors (the “Board,” and each member of the Board, a “Director”). In addition to the powers and authorities by this Agreement expressly conferred upon them, the Board may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by this Agreement directed or required to be exercised or done by the Members. The Directors need not be Members. The Directors shall be elected by the Members. Each Director shall be a “manager” within the meaning of the Act; provided that, notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company. The initial Directors of the Company are set forth on Schedule 1.

(b) Number of Directors. The number of Directors of the Company shall be fixed from time to time by resolution of the Board or the Members.

(c) Term of Directors. Each Director shall serve until election and qualification of his or her successor, subject to his or her earlier death, disqualification, resignation or removal.

(d) Removal. A Director may be removed from office at any time, with or without cause, by the affirmative vote of the Members holding at least a majority in voting power of the Common Units of the Company entitled to vote thereon.

(e) Vacancies. Any newly created Directorship that results from an increase in the number of Directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any Director or from any other cause shall be filled solely by the Members. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall hold office for the remaining term of his or her predecessor.

(f) Resignations. Any Director may resign by delivering a resignation in writing or by electronic transmission to the Company at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

9. Meetings of the Board of Directors.

(a) Meetings Generally. The Directors may hold their meetings and have one or more offices, and keep the books of the Company outside of the State of Delaware.

(b) Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any Director who is absent when such a determination is made shall be given notice of the determination prior to such regular meeting. A regular meeting of the Board may be held without notice immediately after and at the same place, if any, as the annual meeting of Members.

(c) Special Meeting. Special meetings of the Board may be held at any time and place, if any, designated in a call by the Chief Executive Officer, the President, a majority of Directors then in office, or by one Director in the event that there is only a single Director in office.

(d) Quorum. At all meetings of the Board, a majority of the Directors shall constitute a quorum. If at any meeting of the Board there shall be less than a quorum, a majority of the Directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

(e) Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Notice shall be duly given to each Director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, e-mail or other means of electronic transmission, or delivering written notice by hand, to such Director’s last known business, home or means of electronic transmission address at least forty-eight (48) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such Director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

(f) Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

(g) Action at Meeting. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law.

(h) Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof.

(i) Committee. The Board may designate one or more committees, each committee to consist of one or more of the Directors of the Company with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company and may authorize the seal of the Company to be affixed to all papers which may require it.

(j) Audit Committee. The Board shall designate the Audit Committee of the Initial Member as the Audit Committee of the Company with such lawfully delegable powers and duties as the Board of the Initial Member shall designate to the Audit Committee of the Initial Member.

10. Officers.

(a) The officers of the Company shall be chosen by the Board and shall include a president, a vice president and a secretary. The Company may also have at the discretion of the Board such other officers as are desired, including a chairman of the Board, additional vice presidents, one or more assistant secretaries, a treasurer, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of this Section 10. In the event there are two or more vice presidents, then one or more may be designated as executive vice president, senior vice president, vice president marketing, or other similar or dissimilar title. Any number of offices may be held by the same person, unless this Agreement provides otherwise. The officers of the Company immediately prior to the Merger hereby continue as officers of the Company and are set forth on Schedule 2.

(b) The Board may appoint such other officers and agents, as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(c) The officers of the Company shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board may be removed at any time, either with or without cause, by the Board. If the office of any officer or officers becomes vacant for any reason, the vacancy may be filled by the Board.

11. Exculpation and Indemnification. To the fullest extent permitted by law, a Director of the Company shall not be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 18-607 and 18-804 of the Act (which are the functional equivalent, for a Delaware limited liability company, of Section 174 of the DGCL applicable to directors of a Delaware corporation), as the same exist or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of Directors of a Delaware corporation, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the amended DGCL. In addition to the limitation on personal liability of Directors provided herein, the Company shall, to the fullest extent permitted by the DGCL as if the Company were organized as a Delaware corporation: (x) indemnify its officers and Directors and (y) advance expenses incurred by such officers or Directors in relation to any action, suit or proceeding.

(a) Subject to Section 11(f), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a Director or officer of the Company, or while a Director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

(b) Subject to Section 11(f), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a Director or officer of the Company, or while a Director or officer of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Expenses, including without limitation attorneys’ fees, incurred by a current or former Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Section 11.

(d) Any indemnification under this Section 11 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (iv) by the Members.

(e) The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 11.

(f) The obligations of the Company under this Section 11 to indemnify, and advance expenses to, a person who is or was a Director or officer of the Company shall be considered a contract between the Company and such person, and no modification or repeal of any provision of this Section 11 shall affect, to the detriment of such person, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Any repeal or modification of this Section 11 by the Members of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability or right to indemnification or advancement of expenses hereunder existing at the time of such repeal or modification.

12. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

13. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

14. Amendments.

(a) Subject to the provisions hereof, the Board reserves the right at any time, and from time to time, to amend, alter, repeal, or rescind any provision contained herein, in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon Members, Directors, or any other persons whomsoever by and pursuant to this Agreement in its present form or as hereafter amended are granted subject to this reservation.

(b) Notwithstanding the foregoing, the provisions set forth in this Section 15 and in Section 8 (provisions as to number, classes and removal of Directors) and Section 6(c) (provision regarding certain limitations on powers of Members) may not be repealed or amended in any respect, and no provision imposing cumulative voting in the election of Directors may be added, unless such action is approved by the affirmative vote of Members holding at least a majority in voting power of the Common Units entitled to vote for the election of Directors thereon.

15. 251(g) Provisions.

(a) Duties of Directors. Notwithstanding anything herein to the contrary, each Director shall be subject to the same fiduciary duties applicable to directors of a corporation subject to the DGCL, and, subject to Section 11, shall be liable for breach of such duties to the same extent as directors of a corporation subject to the DGCL.

(b) Stockholder Consent. Notwithstanding anything in this Agreement to the contrary, any act or transaction by or involving the Company, other than the election or removal of the Directors, that, if taken by Pubco immediately prior to the effective time of the Merger, would require, for its adoption under the DGCL or under the certificate of incorporation or bylaws of Pubco immediately prior to the effective time of the Merger, the approval of the stockholders of Pubco, shall, pursuant to Section 251(g)(7)(A), require, in addition to approval of the Members as set forth herein, the approval of the stockholders of the Initial Member (or any successor by merger), by the same vote as is required by the DGCL and/or by the certificate of incorporation or bylaws of the Pubco immediately prior to the effective time of the Merger.

(c) Amendments. Notwithstanding anything herein to the contrary, any amendment to this Agreement which amendment would, if adopted by a corporation subject to the DGCL, be required to be included in the certificate of incorporation of such corporation, shall, pursuant to Section 251(g)(7)(A) of the DGCL, require, in addition to the approval of the Members as set forth herein, the approval of the stockholders of the Initial Member (or any successor by merger), by the same vote as is required by the DGCL and/or by the certificate of incorporation or bylaws of Pubco immediately prior to the effective time of the Merger.

16. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the affirmative vote, at a meeting duly called for such purpose, or by written consent of Members holding a majority of the Units, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) The occurrence of any event set forth in Section 18-304 of the Act (Events of Bankruptcy) with respect to a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

17. U.S. Federal Income Tax Status. As of the date of this Agreement, the Company is, and at all times prior hereto has been, treated as an entity disregarded as separate from the Member for U.S. federal income tax purposes and each of the Member and the Company shall consistently report and treat the Company as such for all applicable financial, accounting, tax, legal and corporate purposes so long as the Member is the sole Member of the Company.

18. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

19. Exclusive Forum. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or its Members, (iii) any action arising pursuant to any provision of the Act or the DGCL as applied pursuant to Section 15 of this Agreement, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in Common Units of the Company shall be deemed to have notice of and consented to the provisions of this Section 19.

20. Sole Benefit of Members. Except as expressly provided in Section 11, the provisions of this Agreement and the economic rights conveyed herein are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of a Member or creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement). No Member shall have any duty or obligation to any creditor of the Company or creditor of a Member to make any contributions or payments to the Company nor shall the Board have any duty or obligation to any creditor of the Company or creditor of a Member to issue any call for capital.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

SOLE MEMBER: NAVIENT HOLDINGS, INC., a Delaware corporation

By:	/s/ EDWARD BRAMSON
Name:Edward Bramson
Title: President and Chief Executive Officer

SCHEDULE 1

BOARD OF DIRECTORS

EDWARD BRAMSON

STEVEN M. HAUBER

TROY T. STANDISH

MATTHEW PALESE

SCHEDULE 2

OFFICERS

NAME	TITLE

EDWARD BRAMSON	PRESIDENT AND CHIEF EXECUTIVE OFFICER

STEVE M. HAUBER	EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & PRINCIPAL ACCOUNTING OFFICER

TROY T. STANDISH	EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER

JUDAH A. HOLLAND	SENIOR VICE PRESIDENT, CHIEF TRANSITION OFFICER

TED A. MORRIS	SENIOR VICE PRESIDENT & CONTROLLER

MATTHEW SHELDON	SENIOR VICE PRESIDENT & GENERAL COUNSEL

ROGER YANKOUPE	SENIOR VICE PRESIDENT, TREASURER & INVESTOR RELATIONS

DEANNA COLOE	VICE PRESIDENT & CHIEF AUDIT OFFICER

PATTY MCKEOWN	VICE PRESIDENT & CHIEF HUMAN RESOURCES OFFICER

ERIC S. KISS	VICE PRESIDENT & CHIEF TAX OFFICER

STEPHEN TINNEY	VICE PRESIDENT & CHIEF RISK OFFICER

KIM MERRILL	VICE PRESIDENT & CHIEF COMPLIANCE OFFICER

PATRICK THEURER	VICE PRESIDENT & CHIEF INFORMATION OFFICER

ELIZABETH HAN	SECRETARY

CAROL LEE	ASSISTANT SECRETARY

EXHIBIT A

Member Name	Number of Common Units
Navient Holdings, Inc.	100 Common Units